Exhibit 99.1

BED BATH & BEYOND INC. REPORTS RESULTS

FOR FISCAL SECOND QUARTER

•            Net Earnings per Diluted Share of $.98

•            Quarterly Net Sales Increase by Approximately 12.1%

•            Quarterly Comparable Store Sales Increase by Approximately 3.5%

•            Modeling Fiscal Third Quarter 2012 Net Earnings per Diluted Share of Approximately $.99 to $1.04

•            Continues to Model Fiscal 2012 Net Earnings per Diluted Share to Increase by a High Single to a Low Double Digit Percentage Range

UNION, New Jersey, September 19, 2012 — Bed Bath & Beyond Inc. today reported net earnings of $.98 per diluted share ($224.3 million) in the fiscal second quarter ended August 25, 2012, an increase of approximately 5.4% versus net earnings of $.93 per diluted share ($229.4 million) in the same quarter a year ago.  Net sales for the fiscal second quarter of 2012 were approximately $2.593 billion, an increase of approximately 12.1% from net sales of approximately $2.314 billion reported in the fiscal second quarter of 2011.  Comparable store sales in the fiscal second quarter of 2012 increased by approximately 3.5%, compared with an increase of approximately 5.6% in last year’s fiscal second quarter.

During the fiscal second quarter of 2012, the Company repurchased approximately $199 million of its common stock representing approximately 3.1 million shares.  As of August 25, 2012, the remaining balance of the current share repurchase program authorized in December 2010 was approximately $414 million.

For the fiscal first half ended August 25, 2012, the Company reported net earnings of $1.87 per diluted share ($431.2 million), an increase of approximately 13.3% over net earnings of $1.65 per diluted share ($410.0 million) in the corresponding period a year ago.  Net sales for the fiscal first half of 2012 were approximately $4.811 billion, an increase of approximately 8.8% from net sales of approximately $4.424 billion in the corresponding period a year ago.  Comparable store sales for the fiscal first half of 2012 increased by approximately 3.3%, compared with an increase of approximately 6.3% in last year’s fiscal first half.

The accompanying consolidated financial information includes the accounts of Linen Holdings since the date of its acquisition on June 1, 2012 and Cost Plus, Inc. (“World Market”) since the date of its acquisition on June 29, 2012.  Linen Holdings, a business-to-business distributor, is excluded from the comparable store sales calculations and will continue to be excluded on an ongoing basis as long as it does not meet the Company’s definition of comparable store sales.  World Market is excluded from the comparable store sales calculations for the fiscal second quarter and fiscal first half of 2012, and will continue to be excluded from the comparable store sales calculations until after the anniversary of the acquisition.

The Company is modeling net earnings per diluted share to be approximately $.99 to $1.04 for the fiscal third quarter and continues to model net earnings per diluted share to increase by a high single to a low double digit percentage range for all of fiscal 2012, which will be 53 weeks and includes World Market and Linen Holdings from the date of each acquisition to the end of the fiscal year.  The modeling of net earnings per diluted share is based upon a number of planning assumptions which will be described in the Company’s second quarter of fiscal 2012 conference call. Information regarding access to the call is available in the Investor Relations section of the Company’s website, www.bedbathandbeyond.com.

As of August 25, 2012, the Company had a total of 1,449 stores, including 1,000 Bed Bath & Beyond stores in all 50 states, the District of Columbia, Puerto Rico and Canada, 258 stores under the names of World Market, Cost Plus World Market, and World Market Stores, 73 Christmas Tree Shops stores, 71 buybuy BABY stores and 47 stores under the names of Harmon or Harmon Face Values.  During the fiscal second quarter, the Company opened five Bed Bath & Beyond stores, three buybuy BABY stores, one Christmas Tree Shops store and two Harmon Face Values stores. Consolidated store space as of August 25, 2012 was approximately 41.4 million square feet. Since the beginning of the third quarter of fiscal 2012 on August 26, 2012, an additional buybuyBABY store and three World Market stores have been opened.  In addition, the Company is a partner in a joint venture which operates two stores in the Mexico City market under the name “Home & More.”

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Bed Bath & Beyond Inc. and subsidiaries (the “Company”) operates a chain of retail stores under the names of Bed Bath & Beyond, World Market, Cost Plus World Market, World Market Stores, Christmas Tree Shops, Harmon, Harmon Face Values and buybuy BABY.  The Company is also a partner in a joint venture which operates retail stores in Mexico under the name “Home & More.”  Through its retail stores, the Company sells a wide assortment of domestics merchandise and home furnishings.  Domestics merchandise includes categories such as bed linens and related items, bath items and kitchen textiles.  Home furnishings include categories such as kitchen and tabletop items, fine tabletop, basic housewares, general home furnishings, consumables and certain juvenile products.  Additionally, the Company includes Linen Holdings, a business-to-business distributor of a variety of textile products, amenities and other goods to customers in the hospitality, cruise line, food service, healthcare and other industries.  Shares of Bed Bath & Beyond Inc. are traded on NASDAQ under the symbol “BBBY” and are included in the Standard and Poor’s 500 and Global 1200 Indices and the NASDAQ-100 Index.  The Company is counted among the Fortune 500 and the Forbes 2000.

This press release may contain forward-looking statements.  Many of these forward-looking statements can be identified by use of words such as may, will, expect, anticipate, approximate, estimate, assume, continue, model, project, plan, and similar words and phrases.  The Company’s actual results and future financial condition may differ materially from those expressed in any such forward-looking statements as a result of many factors. Such factors include, without limitation: general economic conditions including the housing market, a challenging overall macroeconomic environment and related changes in the retailing environment, consumer preferences and spending habits; demographics and other macroeconomic factors that may impact the level of spending for the types of merchandise sold by the Company; civil disturbances and terrorist acts; unusual weather patterns and natural disasters; competition from existing and potential competitors; competition from other channels of distribution; pricing pressures; the ability to attract and retain associates in all areas of the organization; the cost of labor, merchandise and other costs and expenses; the ability to find suitable locations at acceptable occupancy costs and other terms to support the Company’s expansion program; the impact of failed auctions for auction rate securities held by the Company; uncertainty in financial markets; disruptions to the Company’s information technology systems including but not limited to security breaches of the Company’s systems protecting consumer and employee information; reputational risk arising from acts of third parties; changes to statutory, regulatory and legal requirements; changes to, or new, tax laws or interpretation of existing tax laws; and changes to, or new, accounting standards including, without limitation, changes to lease accounting standards.  The Company does not undertake any obligation to update its forward-looking statements.

INVESTOR CONTACTS:

Kenneth C. Frankel            (908) 855-4554

Eugene A. Castagna            (908) 855-4110

BED BATH & BEYOND INC. AND SUBSIDIARIES

Consolidated Statements of Earnings

(in thousands, except per share data)

 (unaudited)

	Three Months Ended		Six Months Ended
	August 25,	August 27,	August 25,	August 27,
	2012	2011	2012	2011

Net sales	$2,593,015	$2,314,064	$4,811,307	$4,424,015

Cost of sales	1,560,346	1,363,065	2,891,439	2,615,444

Gross profit	1,032,669	950,999	1,919,868	1,808,571

Selling, general and administrative expenses	667,532	579,363	1,241,333	1,147,987

Operating profit	365,137	371,636	678,535	660,584

Interest income (expense), net	269	(1,872)	(787)	(1,320)

Earnings before provision for income taxes	365,406	369,764	677,748	659,264

Provision for income taxes	141,076	140,392	246,582	249,314

Net earnings	$224,330	$229,372	$431,166	$409,950

Net earnings per share - Basic	$0.99	$0.94	$1.89	$1.68
Net earnings per share - Diluted	$0.98	$0.93	$1.87	$1.65

Weighted average shares outstanding - Basic	226,313	242,751	227,699	244,148
Weighted average shares outstanding - Diluted	229,308	246,539	230,995	248,169

BED BATH & BEYOND INC. AND SUBSIDIARIES

Consolidated Balance Sheets

(in thousands, unaudited)

	August 25,	August 27,
	2012	2011

Assets

Current assets:
Cash and cash equivalents	$744,465	$1,017,990
Short term investment securities	164,261	724,911
Merchandise inventories	2,430,907	2,117,414
Other current assets	381,410	334,261

Total current assets	3,721,043	4,194,576

Long term investment securities	82,463	113,705
Property and equipment, net	1,403,520	1,128,998
Other assets	900,456	311,197

	$6,107,482	$5,748,476

Liabilities and Shareholders’ Equity

Current liabilities:
Accounts payable	$940,958	$848,063
Accrued expenses and other current liabilities	422,736	328,680
Merchandise credit and gift card liabilities	233,458	195,688
Current income taxes payable	4,451	19,265

Total current liabilities	1,601,603	1,391,696

Deferred rent and other liabilities	485,485	312,584
Income taxes payable	100,298	133,150

Total liabilities	2,187,386	1,837,430

Total shareholders’ equity	3,920,096	3,911,046

	$6,107,482	$5,748,476

BED BATH & BEYOND INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows

(in thousands, unaudited)

	Six Months Ended
	August 25,	August 27,
	2012	2011

Cash Flows from Operating Activities:

Net earnings	$431,166	$409,950
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation	90,486	88,110
Stock-based compensation	23,805	24,268
Tax benefit from stock-based compensation	12,716	(2,736)
Deferred income taxes	(16,862)	(11,946)
Other	(517)	(915)
(Increase) decrease in assets, net of effect of acquisitions:
Merchandise inventories	(163,100)	(148,507)
Trading investment securities	(2,305)	(557)
Other current assets	(11,478)	16,284
Other assets	(10,718)	685
Increase (decrease) in liabilities, net of effect of acquisitions:
Accounts payable	143,582	141,161
Accrued expenses and other current liabilities	13,074	21,195
Merchandise credit and gift card liabilities	18,865	2,627
Income taxes payable	(65,128)	(60,297)
Deferred rent and other liabilities	8,537	6,831

Net cash provided by operating activities	472,123	486,153

Cash Flows from Investing Activities:

Purchase of held-to-maturity investment securities	(281,130)	(856,012)
Redemption of held-to-maturity investment securities	881,249	731,250
Redemption of available-for-sale investment securities	8,525	15,550
Capital expenditures	(158,064)	(89,598)
Payment for acquisitions, net of cash acquired	(668,780)	—
Payment for acquisition of trademarks	(40,000)	—

Net cash used in investing activities	(258,200)	(198,810)

Cash Flows from Financing Activities:

Proceeds from exercise of stock options	29,174	77,703
Excess tax benefit from stock-based compensation	3,776	923
Repurchase of common stock, including fees	(505,574)	(531,566)

Net cash used in financing activities	(472,624)	(452,940)

Net decrease in cash and cash equivalents	(258,701)	(165,597)

Cash and cash equivalents:
Beginning of period	1,003,166	1,183,587
End of period	$744,465	$1,017,990